Exhibit 99 (a)

Bank of Granite Corporation
     News

For Release:	July 16, 2003

BANK OF GRANITE CORPORATION COMPLETES
ITS MERGER WITH FIRST COMMERCE OF CHARLOTTE

GRANITE FALLS, N.C., July 16, 2003 — Bank of Granite Corporation (Nasdaq: GRAN) announced today that its merger with First Commerce Corporation of Charlotte, North Carolina was completed effective after the close of business on July 15. The merger of the two holding companies’ subsidiary banks will be effective after the close of business on July 24, at which time the three Charlotte banking offices will become offices of Bank of Granite.

John A. Forlines, Jr., Chairman and Chief Executive of Bank of Granite Corporation, described the event as “historic in the life of Bank of Granite,” and said “the union of two such strong organizations has created an even stronger bank — ready and equipped for the future.” Mr. Forlines also said, “We are delighted to welcome the First Commerce customers and shareholders into the Bank of Granite family and we are eager to serve the banking needs of the great citizens of Charlotte.” He further said, “Since the effective date of the merger preceded the record date for the current quarterly dividend, former First Commerce shareholders will receive this cash dividend, to the extent they elect to receive shares of Bank of Granite Corporation.” Mr. Forlines added, “This should help these new shareholders immediately feel that they are part of our Bank of Granite family.”

Bank of Granite Corporation is the parent company of Bank of Granite, which operates thirteen full service banking offices and two loan production offices in Caldwell, Catawba, Burke, Watauga, and Wilkes Counties in North Carolina, and GLL & Associates, Inc. a mortgage banking company headquartered in Winston-Salem. The merger added three banking offices in the Charlotte market. Bank of Granite Corporation has an estimated 5,300 shareholders, with approximately 13.2 million shares of common stock currently outstanding. The stock trades on the Nasdaq Stock Market® System under the symbol GRAN.

* * * * *

For further information, contact Kirby A. Tyndall, Senior Vice President and Chief Financial Officer at Voice (828) 496-2026,
Fax (828) 496-2010 or Internet: ktyndall@bankofgranite.com.

Bank of Granite Corporation, PO Box 128, Granite Falls, NC 28630	www.bankofgranite.com

5